  EXHIBIT 99.1

SOCIAL LIFE NETWORK (OTC: WDLF) UPDATES SHAREHOLDERS ON THE RETIREMENT OF ALL CONVERTIBLE NOTES

LOS ANGELES, CA / February 11, 2021 / Social Life Network, Inc. (OTC: WDLF ), announced today the Company has retired 100% of its Convertible Notes as of February 11, 2021.

On October 1st, 2019, the Company reported $677,151 of Convertible Notes. Through a combination of debt pay-down and note conversions, the convertible debt plus accrued interest was successfully reduced to zero by February 11, 2021.

"We have been working amicably with all convertible note holders to completely eliminate the debt incurred by the Company in 2019, that was primarily used to grow operations and support product development for MjLink.com, Inc., at that time, a wholly owned company of Social Life Network," said CEO Ken Tapp.

Tapp goes on to say: "Now that all convertible debt has been eliminated, as well as our success in spinning out MjLink.com, Inc. and qualifying it with the SEC for a Regulation A Tier 2 pre-IPO offering in late 2020 for a $50 Million USD raise, we hope that our shareholders have developed a much greater sense of confidence with management’s business plan for continued growth in 2021, and beyond."

The Company will discuss the significance of this event as it relates to their 2021 plan for continued business growth, in their upcoming biweekly shareholder update podcast, scheduled for February 15, 2021 at 1:30 PM pacific time / 4:30 PM eastern time, at https://www.SocialNetwork.ai/podcast

About Social Life Network, Inc.

Social Life Network is an artificial intelligence and blockchain powered social network and eCommerce technology company. Since the launch of the company in January of 2013, the Company has launched niche industry social networks to service the millions of business professionals and consumers in the residential real estate industry, the legal global cannabis industry, sports verticals including racket sports, golf, cycling, soccer, hunting, fishing and camping. The Company operates in part, like a publicly traded tech incubator, and retains ownership in each licensee through stock and options ownership when they reach a contracted usership growth, outlined in their licensing contracts. This allows the Company to minimize its expenses and exposure to failed startups licensees that use its platform.

For more information, visit our website @ www.SocialNetwork.ai

Watch our latest shareholder update podcasts @ www.SocialNetwork.ai/podcast

SAFE HARBOR & DISCLAIMER

This information does not constitute an offer to sell or a solicitation of an offer to buy securities or assets of Social Life Network, Inc. All information presented herein with respect to the existing business and the historical operating results of Social Life Network ("the Company") and estimates and projections as to future operations are based on materials prepared by the management of the Company and involve significant elements of subjective judgment and analysis which may or may not be correct. While the information provided herein is believed to be accurate and reliable, the Company makes no representations or warranties, expressed or implied, as to the accuracy or completeness of such information. In furnishing this information, the Company reserves the right to amend or replace some or all of the information herein at any time and undertakes no obligation to provide the recipient with access to any additional information. Nothing contained herein is or should be relied upon as a promise or representation as to the future. No information in this Shareholder Update should be construed as any indication whatsoever of the Company's future revenues, results of operations, or stock price.